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                                                                    EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)

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

                                                                            YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                           DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                              1999             1998           1997
                                                                           ------------    ------------    ------------
                                                                                      (Dollars in thousands)

Earnings:
     Pre-tax (loss) income before reorganization items
        and extraordinary item ..........................................   $ (29,013)       $(205,715)       $  25,801
     Add:
          Interest and fixed charges ....................................      44,395          125,458           86,836
          Portion of rent under long-term operating leases representative
             of an interest factor ......................................           0                0                0
                                                                            ---------        ---------        ---------
     Total earnings available for fixed charges .........................      15,382          (80,257)         112,637
                                                                            ---------        ---------        ---------
Fixed charges:
          Interest and fixed charges ....................................      44,395          125,458           86,836
          Portion of rent under long-term leases representative of
             an interest factor .........................................           0                0                0
                                                                            ---------        ---------        ---------
     Total fixed charges ................................................      44,395          125,458           86,836
                                                                            ---------        ---------        ---------
     Deficiency in earnings to cover fixed charges ......................      29,013           80,257             --
     Ratio of earnings to fixed charges .................................        0.35             --               1.30
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